UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Columbia Funds Variable Series Trust II

(Name of Registrant As Specified In Its Charter)

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VARIABLE PORTFOLIO – PARTNERS CORE BOND FUND

(formerly known as Variable Portfolio – J.P. Morgan Core Bond Fund)

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

225 Franklin Street

Boston, MA 02110

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

July 13, 2017

As a shareholder of the Variable Portfolio – Partners Core Bond Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II, you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, the addition of a new subadviser to the Fund. This notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement details the approval of a new subadviser. At a meeting of the Fund’s Board of Trustees (the “Board”) on April 19-21, 2017, the Board approved, among other things, (i) a subadvisory agreement between Columbia Management Investment Advisers, LLC (the “Investment Manager”) and Wells Capital Management Incorporated (“WellsCap”); (ii) changing the name of the Fund from Variable Portfolio – J.P. Morgan Core Bond Fund to Variable Portfolio – Partners Core Bond Fund; (iii) modifications to the Fund’s principal investment strategies and principal risks to reflect WellsCap’s investment process for the portion of the Fund it would manage; and (iv) the approval of WellsCap’s Code of Ethics and compliance program. Prior to May 1, 2017, the Fund was solely subadvised by J.P. Morgan Investment Management Inc. (“JPMorgan”) since it began operations in May 2010.

The Investment Manager has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Investment Manager, subject to certain conditions, to enter into a new subadvisory agreement with an unaffiliated subadviser (or subadvisers) or to change the terms of an existing subadvisory agreement, provided that the new agreement or the changes to an existing agreement are approved by the Fund’s Board. Although approval by the Fund’s shareholders of the addition of WellsCap as a subadviser is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the full Information Statement on the Fund’s website at https://www.investor.columbiathreadneedleus.com/forms-literature/mutual-fund-literature/fund-information-statements. The Information Statement will be available on the website until at least October 11, 2017. To view and print the Information Statement, click on the link of the appropriate information statement in order to open the document. You may request a paper copy or PDF via email of the Information Statement be sent to you, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or by calling (toll-free) 800-345-6611 by July 13, 2018. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent annual and semiannual reports are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling 800-345-6611.

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The Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders. If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or by telephone at 1-800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this notice. If in the future you do not want the mailing of notices to be combined with those of other members of your household, or if you have received multiple copies of this notice and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081, or by telephone at 1-800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

S-6546-89 A (7/17)

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VARIABLE PORTFOLIO – PARTNERS CORE BOND FUND

(formerly known as Variable Portfolio – J.P. Morgan Core Bond Fund)

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

225 Franklin Street

Boston, MA 02110

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISERS

An Important Notice Regarding the Internet Availability of this Information Statement is being mailed on or about July 13, 2017. This Information Statement is being made available to shareholders of Variable Portfolio –Partners Core Bond Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Investment Manager, subject to certain conditions, such as approval by the Fund’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated subadviser (or subadvisers) which the Investment Manager believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

The Investment Manager, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to a management agreement (the “Management Agreement”), dated April 25, 2016 and most recently renewed on June 19-21, 2017.

Under the Management Agreement, the Investment Manager, among other duties, monitors the performance of each subadviser on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, the Investment Manager receives a management fee from the Fund and, from this management fee, the Investment Manager pays the subadvisers a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with the Investment Manager under which a subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by the Investment Manager, and provide related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadvisers may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services it receives, provided that the subadviser’s procedures are consistent with the fund’s and the Investment Manager’s policies.

Prior to May 1, 2017, the Fund was solely subadvised by J.P. Morgan Asset Management Inc. (“JPMorgan”) since it began operations in May 2010. JPMorgan continues to serve as subadviser of the Fund.

WELLS CAPITAL MANAGEMENT INCORPORATED AND THE NEW SUBADVISORY AGREEMENT

At a meeting of the Board on April 19-21, 2017 (the “April Meeting”), the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved, in accordance with the recommendations of the Investment Manager, (i) the subadvisory agreement (the “Subadvisory Agreement”) between the Investment Manager and Wells Capital Management Incorporated (“WellsCap”); (ii) changing the name of the Fund from Variable Portfolio – J.P. Morgan Core Bond Fund to Variable Portfolio – Partners Core Bond Fund; (iii) modifications to the Fund’s principal investment strategies and principal risks to reflect WellsCap’s investment processes and (iv) and approval of WellsCap Code of Ethics and compliance program. The Subadvisory Agreement with WellsCap was effective as of May 1, 2017.

Management Fees Paid to the Investment Manager and Subadvisory Fees Paid to WellsCap

Under the Management Agreement, the Fund pays the Investment Manager a management fee as follows:

Variable Portfolio-Partners Core Bond Fund Net Assets (billions)	Annual rate at each asset level*
First $0.5	0.500%
Next $0.5	0.495%
Next $1.0	0.480%
Next $1.0	0.460%
Next $3.0	0.445%
Next $1.5	0.430%
Next $1.5	0.415%
Next $3.0	0.410%
Next $8.0	0.390%
Next $4.0	0.380%
Next $26.0	0.360%
Over $50.0	0.340%

The table above represents the fee rate payable by the Fund to the Investment Manager, which was reduced in connection with the changes discussed above. The Investment Manager, in turn, pays WellsCap a fee out of its own assets, calculated at the following rates:

•	0.18% on assets up to $500 million, declining to 0.10% as assets increase

Fees paid by the Fund to the Investment Manager for the period from January 1, 2017 to May 1, 2017*

Estimated fees that
would have been paid by
the Investment Manager
to WellsCap had the
Subadvisory Agreement
with WellsCap been in
effect for the period
from January 1, 2017 to
May 1, 2017 and based
on the assets in the Fund
during this time
period**

Variable Portfolio - Partners Core Bond Fund (fiscal year ended 12/31/16)	$5,527,368.58	$611,577.59

*	The Investment Manager uses a portion of these fees to pay the subadviser.
**	These amounts are based upon month-end averages.

INFORMATION ABOUT WELLS CAPITAL MANAGEMENT INCORPORATED

WellsCap is a registered investment adviser and a dedicated institutional asset manager within the Wells Fargo Asset Management umbrella, which is ultimately owned by Wells Fargo & Company, a publicly-traded corporation. As of March 31, 2017, WellsCap had approximately $347 billion in assets under management. WellsCap has its principal offices at 525 Market Street, 10th Floor, San Francisco, CA 94105.

The following table provides information on the principal executive officers of WellsCap:

Name	Title/Responsibilities	Address
Amru Ameer Khan	EVP, Sales and Marketing	525 Market Street, 10th Floor, San Francisco, CA 94105

James William Paulsen	EVP, Chief Investment Strategist	525 Market Street, 10th Floor, San Francisco, CA 94105

Kirk Douglas Hartman	President, Chief Investment Officer	525 Market Street, 10th Floor, San Francisco, CA 94105

Sallie Clements Squire	EVP, Chief Administrative Officer	525 Market Street, 10th Floor, San Francisco, CA 94105

Karen Lee Norton	SVP, Chief Operating Officer	525 Market Street, 10th Floor, San Francisco, CA 94105

Francis Jon Baranko	SVP, Chief Equity Officer	525 Market Street, 10th Floor, San Francisco, CA 94105

James David Germany	SVP, Chief Fixed Income Officer	525 Market Street, 10th Floor, San Francisco, CA 94105

Joe Douglas Carlson	SVP, Chief Technology Officer	525 Market Street, 10th Floor, San Francisco, CA 94105

Siobhan Connolly Foy	SVP, Chief Compliance Officer	525 Market Street, 10th Floor, San Francisco, CA 94105

Other Funds with Similar Investment Objectives Managed by WellsCap

Fund Name	Assets as of March 31, 2017	Sub-Advisory Fee
Wells Fargo Core Bond	$5,170,293,517	First $100 million: 20bps Next $200 million: 18bps Next $200 million: 15bps Over $500 million: 10bps
Northwestern Mutual Select Bond Fund	$2,876,451,264	First $500 million: 15bps Next $500 million: 13bps Next $1 billion: 12bps Next $1 billion: 11bps Over $3 billion: 10bps
SEI Institutional Managed Trust Core Fixed Income Fund	$539,999,461	Flat 10bps
SEI Institutional Managed Trust U.S. Fixed Income Fund	$616,356,720	Flat 10bps
SEI Institutional Investments Trust Core Fixed Income Fund	$1,772,349,703	Flat 10bps

John Hancock Funds II Class NAV Shares Core Bond Fund	$1,721,294,132	First $200 million: 24bps Next $200 million: 19bps Over $400 million: 12bps
John Hancock Variable Insurance Trust Core Bond Trust	$1,246,336,622	First $200 million: 24bps Next $200 million: 19bps Over $400 million: 12bps

BOARD CONSIDERATION AND APPROVAL OF THE SUBADVISORY AGREEMENT

At the April Meeting, the Board, including all of the Independent Trustees, unanimously approved the proposals to (i) approve the subadvisory agreement (the “Subadvisory Agreement”) between the Investment Manager and WellsCap; (ii) change the name of the Fund from Variable Portfolio – J.P. Morgan Core Bond Fund to Variable Portfolio – Partners Core Bond Fund; (iii) modify the Fund’s principal investment strategies and principal risks to reflect WellsCap’s investment processes; and (iv) approve WellsCap’s Code of Ethics and compliance program. Independent legal counsel to the Independent Trustees reminded the Board of the legal standards for consideration by directors/trustees of advisory and subadvisory agreements. The Board also recalled its most recent consideration and approval of advisory and subadvisory agreements for annual renewal purposes at the June 2016 Meeting (the “June Meeting”) and, in that connection, Independent legal counsel’s discussion of the Board’s responsibilities pursuant to Sections 15(c) and 36(b) of the 1940 Act, and the SEC-enumerated factors that should be considered in determining whether to approve new subadvisory agreements, in this case, with WellsCap. The Board held discussions with the Investment Manager and WellsCap and reviewed and considered various written materials and oral presentations in connection with the evaluation of WellsCap’s proposed services, including the reports from the Contracts Committee, with respect to the fees and terms of the proposed subadvisory agreement and the Compliance Committee, with respect to the code of ethics and compliance program of WellsCap. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement with WellsCap.

Nature, Extent and Quality of Services to be provided by WellsCap

The Board noted that WellsCap currently serves as subadviser for other funds that are series of the Trust (the “Other Funds”). The Board then considered its analysis of the reports and presentations received by it, detailing the services proposed to be performed by WellsCap as a subadviser for the Fund, as well as the history, reputation, expertise, resources and capabilities, and the qualifications of the personnel of WellsCap.

The Board observed that WellsCap’s compliance program had been reviewed by the Fund’s Chief Compliance Officer and was determined to be reasonably designed to prevent WellsCap’s violation of the federal securities laws in performing services for the Fund. The Board noted that WellsCap already serves as subadviser for the Other Funds and that the Board had previously considered and approved WellsCap’s compliance program and code of ethics. It was observed that since assuming such role as subadviser for the Other Funds, no material compliance or other issues were reported. The Board also observed that information had been presented regarding the capabilities and financial condition of WellsCap and its ability to carry out its responsibilities under the Subadvisory Agreement. The Board noted, in particular, that WellsCap’s investment processes were reviewed by the Contracts Committee and the full Board. The Board also recalled the information provided by the Investment Manager regarding the personnel, risk controls, philosophy, and investment processes of WellsCap. The Board also noted the presentation by WellsCap to the Contracts Committee.

The Board also discussed the acceptability of the terms of the Subadvisory Agreement. Independent legal counsel noted that the proposed Subadvisory Agreement would be identical to the subadvisory agreement already in place (and approved by the Board) for the Other Funds, and generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board noted WellsCap’s experience managing and/or subadvising registered mutual funds, including its services to the Other Funds, noting management’s satisfaction with the quality of subadvisory services provided by WellsCap for the Other Funds. It was also observed that the same portfolio management team managing one of the Other Funds is proposed to manage the Fund. The Board reviewed, in depth, the investment strategy and style of WellsCap, observing how they align with the goals of the insurance company client (as articulated by the Investment Manager).

Investment Performance of WellsCap

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under advisory and subadvisory agreements. The Board considered WellsCap’s investment performance, noting that it delivered relatively strong performance results (versus the Fund’s benchmark and peers) over the one-, three-, five- and ten-year periods for the strategy proposed to be utilized to subadvise the Fund.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that WellsCap was in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability

The Board reviewed the proposed level of subadvisory fees under the Subadvisory Agreement, noting that the proposed subadvisory fees payable to WellsCap would be paid by the Investment Manager and would not impact the fees paid by the Fund. In this regard, the Board also considered the proposed reduction in management fee rates for the Fund (which were also approved at the April Meeting), that would result in estimated annual savings for Fund shareholders of approximately $700,000. The Board also reviewed data regarding fees charged by WellsCap to other clients with similar funds and found the proposed subadvisory fees to be within a reasonable range of the subadvisory fees charged to such other clients. It was also observed that the proposed rate is identical to the rate proposed to be charged by WellsCap for subadvising one of the Other Funds, noting that, under the proposals, the assets of both Funds would be combined for purposes of applying the breakpoints in such schedule. The Board also considered the expected change in total profitability of the Investment Manager and its affiliates in connection with the Subadvisory Agreement and concluded that overall the Investment Manager’s profitability levels remained within the reasonable ranges of profitability levels reported at the Fund’s June Meeting.

Economies of Scale

The Board also considered the economies of scale that may be realized by the Investment Manager and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board observed that the subadvisory fees to be paid under the Subadvisory Agreement would not impact fees paid by the Fund (as subadvisory fees are paid by the Investment Manager and not the Fund). The Board observed that, with respect to the Fund, the Investment Manager would be paying out less subadvisory costs under the Subadvisory Agreement and considered whether there were increased opportunities for economies of scale to be shared with shareholders as a result. The Board considered, in this regard, that the related proposed management fee reduction for the Fund under the amendment the Fund’s Management Agreement would result in an annualized benefit to the Fund of approximately $700,000, resulting in some sharing of economies of scale with Fund shareholders. The Board further observed that the Fund’s investment management services agreement with the Investment Manager continues to provide for sharing of economies of scale as investment management fees decline as assets increase at pre-established breakpoints. The Board also took into account, in this regard, the significant oversight services provided by the Investment Manager to the Fund, noting that such services would be increasing in scope somewhat with the addition of another subadviser to the Fund, requiring the monitoring of multiple subadvisers for a single Fund. The Board concluded that the Fund’s investment management services agreement continues to provide adequately for sharing of economies of scale.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed Subadvisory Agreement is fair and reasonable in light of the services proposed to be provided.

On April 21, 2017, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement. In reaching this conclusion, no single factor was determinative.

FUND ASSETS

For a mutual fund managed by multiple subadvisers, such as the Fund, the Investment Manager, subject to the oversight of the Board, decides the proportion of Fund assets to be managed by each subadviser, and may change these proportions at any time.

Prior to May 1, 2017, the Fund’s assets were managed solely by JPMorgan.

As of May 1, 2017, the Fund’s assets were managed as follows:

JPMorgan	WellsCap
58%	42%

The long-term allocation target of the Fund’s assets is a 50/50 split among the two subadvisers.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, the Investment Manager and certain of its affiliates also receive compensation for providing other services to the Fund.

Administrator

The Investment Manager serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

As of April 30, 2017, the Investment Manager, through its affiliated fund-of-funds, and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co of New York (located at 20 Madison Avenue Extension, Albany, NY 12203), owned 89.42% of the outstanding shares of the Fund.

As of April 30, 2017, no Board members or officers of the Fund owned shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

HOUSEHOLDING

If you request a mailed copy of this information statement, the Fund will mail only one copy of this information statement to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from one or more of the shareholders. If you need additional copies of this information statement and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or by telephone at 1-800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this information statement. If in the future you do not want the mailing of information statements to be combined with those of other members of your household, or if you have received multiple copies of this information statement and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081, or by telephone at 1-800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.

S-6546-90 A (7/17)